Exhibit 14.1

ERIE’s Code of Conduct April 25, 2012 What’s Knowing Right and Doing It “Every member of The ERIE Family—Employee or Agent—is an important part of the insurance industry. The public image of our industry is made up of the sum total of all our acts—both good and evil—our failures to act, and every word we utter.” – Founder H.O. Hirt

Key Contacts ERIE Ethicsline* Traditional reporting structures (Anonymously report suspected violations) 866.469 .5708 for issues of any other type https://ERIEinsurance.alertline.com remain in place as outlined in General Compliance and ERIE’s Employee Handbook. Ethics Concerns Margaret Porter, ext. 2460 If you are uncertain about the Vice President, Compliance appropriate contact in a given Harassment and Discrimination Dionne Wallace Oakley, ext. 6965 situation, discuss the matter Vice President, Human Resources Business Partners with your immediate supervisor, ERIE’s General Counsel or any Insurance Fraud and Employee other ERIE leader. and Agent Improprieties (Theft, dishonesty) Dave Rioux, ext. 2568 Vice President, Corporate Security Employees will be Questionable Accounting protected from retaliation and Auditing Matters or punishment when they (Fraud, embezzlement) Jim Stoik, ext. 4862 honestly and in good Vice President, Internal Audit faith report suspected unethical or illegal behavior, Potential Conflicts of Interest Dionne Wallace Oakley, ext. 6965 violations of our Code or Vice President, Human Resources Business Partners company policies. or Karen Skarupski, ext. 3319 Senior Counsel, Law Division Other Legal Matters James J. Tanous, ext. 2224 Executive Vice President, Secretary and General Counsel *All reports to the ERIE Ethicsline are received by a member of the independent Audit Committee of the Board of Directors. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 2

“ To provide its Policyholders with as near protection perfect as near perfect service as is humanly possible and to do so at the lowest possible cost” – Founder H.O. Hirt Our Founding Purpose guides us. Search Table of Document Contents

Table of Contents Key Contacts 2 Employee Disclosure of Criminal Convictions 17 ERIE’s Code of Conduct states Confidential Information 17expectations of Customers for all Employees Message from the Chairman of the Board 5 and the Board of Directors. Confidential Information 18 of ERIE Message from the CEO 6 Revisions to our Code of Media and Public Appearances 18 Conduct will be approved by What We Value 7 Social Media 19 the Board of Directors, when Ethical Decision Making—Four Pillars 8 recommended by the General Safety and Health 19 We are Responsible 9 Counsel, CEO and the vice Alcohol and Drugs 19 president of Compliance. We Comply with Laws and Regulations 11 Environmental Protection 19 We Cooperate with Investigations 11 ERIE’s Code of Conduct Conflicts of Interest 21 will be presented to all new We Accept Consequences 11 Gifts and Prizes 21 Employees and updates We Have an Obligation to Report 12 Independent Agency System 22 will be communicated to We Do Not Retaliate 12 Fair Competition 23 all Employees on a regular Company Assets 14 basis. All Employees will be Competitor Information 23 required to take an online Financial Transparency 14 Equal Professional Service 23 course on select Code topics, Records and Documents 14 Claim Handling 24 and, at that time, will certify Data and Information 15 Social Responsibility 25 that they have read and ERIE’s Computer Network 15 understand our Code. Community Outreach 25 Buildings and Grounds 16 Diversity and Inclusion 25 The most current version Intellectual Property 16 of our Code is available on Political Activity 25 ERIE’s corporate Intranet Intellectual Property of Others 16 Professional Behavior 27 site, ERIE Web, and the public Insider Trading 16 Web site. Message from the Equal Opportunity 17 Vice President of Compliance 29 Waivers to our Code will be Anti-Harassment 17 rare and must be approved by Where to go for help 30 the Board of Directors. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 4

Message from the Chairman of the Board When H.O. Hirt began The service we provide Customers, Employees with the information ERIE’s statement of purpose and to include service to each and resources they need to know, with the phrase “to provide its other during our daily work, understand and act according Policyholders with as near perfect service to the communities in to our Code. protection…” he was referring which we live and operate, and Lastly, H.O. Hirt clarified that to the protection service offered to our Customers, by Agents an our purpose was to provide insurance policy to a Customer. and the insurance industry. We these things, “at the lowest For purposes of our Code of hold our Code of Conduct as an possible cost.” Our Code states a Conduct, we have respectfully expectation of the behavior of commitment to doing business expanded and broadened our our Employees and the Board with fiscal responsibility and founder’s concept of protection of Directors, and we anticipate accountability always at the top to define as important that the independent not Agents, only of our mind. the protection of our Customers, contractors, vendors and others but also the protection of with whom we do business also Our Code is intentionally our Employees, shareholders, demonstrate legal, ethical and organized around the principles assets, resources, and even the professional behavior. in Our Founding Purpose. I urge Thomas B. Hagen, environment, from any unethical all members of The ERIE Family In addition, our Code Chairman of the Board conduct that could occur while to continuously strive to achieve acknowledges that we will doing business. and maintain a level of conduct do what is “humanly possible” that is consistent with our Code. For purposes of our Code, we to provide that near perfect have also extended our founder’s protection and service. We intention of providing “near also commit to doing what is —Tom Hagen perfect service” to go beyond the “humanly possible” to equip our Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 5

Message from the CEO The ERIE Family is guided by a level of Employee engagement, guidelines on how to respond and spirit of striving to be near perfect competency, strong leadership, report when those human errors in every aspect of our business. and solid execution. are discovered. Legal, ethical and professional The direction provided in ERIE Employees want to do the behavior is part of that spirit. our Code is clear. It helps our right thing. To help them know Our company cannot grow and Employees focus on providing what is right, we provide our prosper without Employees who our Customers with exceptional Code, along with other policies demonstrate ethical behavior service, and requires Employees and procedures. Our Code also in everything they do. In order to treat each other with dignity directs Employees to a network of to do that, Employees need a and respect by following the key contacts to assist with ethical solid foundation of values and Golden Rule. It also acts as a guide decision making. Solid execution ethical guidelines for our Employees to reach goals of our Code is demonstrated by legally and ethically, with ERIE’s a culture that tolerates nothing Our Code of Conduct is that name and reputation intact. less than behavior that is in line foundation. Working our Because human beings and with our Code. Code is much like working the businesses they work for Terrence W. Cavanaugh, a strategic business plan. It sometimes make mistakes, we —Terry Cavanaugh President and CEO requires clear direction, a high have included in our Code Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 6

What we Value In addition to our Founding Our Code of Conduct does not Purpose, the statement around address every legal or ethical which our Code is organized, situation that an Employee may ERIE bases our professional encounter, and does not identify conduct on a core set of values: every law and regulation that governs our actions. Rather, our The ERIE is Above all Code is intended to guide and in SERVICESM to instruct. Additional policies The Golden Rule: To treat and guidelines are available in others as you would want to the sere sources: be treated Employee Handbook The ERIE Family Spirit of Corporate Mark Guide Employees and Agents working together as a team for the good Company Vehicle Handbook of our Customers Policies and procedures Responsible use of company available on the company resources and fiscal awareness intranet, ERIE web Operating under the highest Online courses—The ethical standards compliance courses you receive You are required to take them as you need. Access the courses notice of are available to you initially as a new hire, and on through the Education links on Embracing and demanding for informational purposes. a recurring schedule, but you the company intranet, ERIE web. accountability may take them as many times Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 7

Ethical Decision Making —Four Pillars This action upholds Ethical Four Pillars Decision Making— Who Determining Can Assist Whether me in to ERIE’s reputation. ERIE encourages Employees to be Make a Report? continually aware of their role in Refer to the Key Contacts section, sustaining a culture of integrity or contact any ERIE leader. through decisions they make and actions they take. What Should You Expect This action is in line Our Code is detailed, but does not if You Report a Potential with our Code and include examples for every work Violation in Good Faith? company policies. situation. Our ethical decision-making process is inspired by the You will not be four pillars at the entrance of our retaliated against. Home Office. Your report will be investigated, When deciding if an action and in some cases, you may be This action is ethical, Employees should made aware of the outcome. is ethical. consider the statements in this illustration. Your concerns will be acknowledged and you will be treated with dignity and respect. All involved with the matter will This action be treated fairly and objectively. is legal. If the decision you are making does not meet the criteria of all Four Pillars, or, if your instinct is not giving you clear direction, seek assistance to make your decision. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 8

We are Responsible We have a shared responsibility using the resources in the Key to support each other—Board Contacts section. of Directors, officers, leaders, Ask questions. If a situation and Employees—in sustaining does not meet all Four Pillars a culture of commitment to of Ethical Decision Making our Code, and in fully realizing as illustrated in the previous our purpose. section, you should report a potential violation. All Employees Obey all laws, rules, regulations Additional Responsibilities of and court orders. Employees who Engage in or Know our Code and Work with Third Parties company policies. Engage in relationships with vendors, suppliers, contractors Follow our Code and and independent Agents who company policies. demonstrate professional and Conduct business truthfully ethical conduct in their dealings and fairly. with us and who follow the laws that regulate their businesses. Demonstrate professional legal and ethical behavior in with all laws, rules, regulations behavior at all times. Always treat third parties dealings with ERIE. We may and court orders. fairly and never use a business end a third party relationship Exhibit responsible financial Establish and sustain relationship for personal gain. if illegal or unethical behavior management including but not procedures in your area of becomes apparent. limited to following travel and While we do not distribute work that are consistent with expense guidelines. our Code to those with whom our Code. Additional Responsibilities of we do business, we intend to Report violations of our Code ERIE’s Leaders Lead by example. only do business with third and company policies by Demonstrate to Employees a parties who demonstrate commitment to compliance Listen to Employees’ ethical concerns. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 9

Guide Employees through the Four Pillars of Ethical Decision Making described in the previous section.

Instruct Employees on their reporting options described in the Key Contacts section.

Never influence a subordinate to behave or act in a way that is not in line with our Code or company policies.

Establish and follow controls in your area that protect company assets.

Protect Employees from retaliation for reporting concerns.

Demonstrate accountability.

Compliance Department

Maintain and update our Code of Conduct.

Respond to inquiries from Employees regarding potential violations of our Code.

Refer legal questions to the Law Division.

Maintain records of reported violations.

Report compliance matters to the Audit Committee of the Board of Directors.

Review new laws, rules and regulations.

Provide training on subject matter in our Code and other compliance topics as needed.

Law Division

Provide legal advice.

Engage outside legal counsel when needed.

Report on compliance matters to the Audit Committee of the Board of Directors.

Conduct legal reviews of Code of Conduct, Employee Handbook and select company policies, contracts and business agreements.

Engage in government affairs and political action activities that reflect positively on The ERIE, its Customers and the industry.

Human Resources Division

Provide Employees support and guidance.

Monitor employment law compliance.

Educate management on employment law compliance.

Conduct investigations.

Assist with policy creation, updates and interpretation of the Employee Handbook.

Board of Directors

Exercise business judgment to act in what it reasonably believes to be in the best interest of The ERIE and of The ERIE Family.

Consider the ERIE's ethical behavior and the interests of other constituents, including the company's Shareholders, Customers, Exchange, Agents, Employees and the communities in which it functions.

Uphold additional obligations as described in ERIE's Corporate Governance Guidelines.

Audit Committee

The independent Audit Committee of the Board of Directors oversees management's role in establishing, monitoring and enforcing our Code of Conduct.

Select Responsibilities of Financial Managers

When our first Code of Conduct was distributed in 2004, it included an additional legally required Code of Ethical Conduct for Financial

Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com
Anonymous Reporting 24/7

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Managers. It is no longer It can be a challenge for Investigations may begin We Accept an appendix to this Code of Employees to understand how from reports of potential Consequences Conduct; however, it is available laws and regulations apply to Code violations, allegations on ERIE’s corporate intranet, their daily work, but it is their of company policy violations, Embracing and demanding ERIE web, and public Web site. responsibility to develop this insurance department market accountability is one of our understanding. conduct examinations, insurance core values. Consequences for department statutory financial unacceptable behavior are one We Comply with Laws We trust our Employees to do the way to ensure accountability. A exams, financial audits, tax and Regulations right thing even if it is not spelled violation of our Code of Conduct audits, subpoenas, pre-discovery out in our Code. Employees are will result in corrective action up ERIE conducts its business and discovery activity from expected to ask our leaders or Law to and including termination of in 11 states and the District of lawsuits filed and more. Division attorneys if there are employment. Columbia and is a regulated party aspects of our legal obligations All Employees must take time to under numerous state and federal that they do not understand. respectfully participate with other laws and regulations. Employees who are coordinating Which Law Applies? these investigations. Throughout our Code, These laws and regulations are We Cooperate with references to specific the foundation on which we Investigations All Employees must respond laws and regulations will be build our Code and policies. honestly and completely noted with this symbol. These ERIE expects all Employees to Occasionally, ERIE business to authorized requests for references are not all-inclusive, obey all laws and regulations. practices may be subject to and other laws and regulations information, documents and may apply to the behavior However, the requirements of investigation. We seek to data. If we uphold our Code in being discussed. If you have laws and regulations are only maintain a positive working our daily work, then we can be any questions about laws or ERIE’s minimum expectation for relationship with regulators, confident in the outcome regulations that could of affect your professional behavior. auditors and other entities. investigations. conduct, contact a member of the company’s Law Division. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 11

We Have an Obligation We Do Not Retaliate our Code, company policies or Ethicsline, a service provided to Report the law. However, in some cases by an independent third party, Employees will be protected the information an Employee that includes a telephone hotline Everyone at ERIE is responsible from retaliation or punishment provides may have to be and a Web site where Employees for recognizing illegal, unethical when they honestly and in good disclosed to others involved in can report any concerns. The or unprofessional behavior, faith report suspected unethical an investigation in order to obey reporting information is at the and violations of our Code or or illegal behavior, violations of the law, or in order to protect the bottom of each of our company policies. Through this our Code, company policies, or health and safety of others. Code and is also listed in the obligation, we maintain a high the law. If you believe you or another Key Contacts section. standard of conduct and an Any Employee who retaliates ethical work place. Trust yourself; Employee may have violated our against another will be Code, you have an obligation if something doesn’t seem right or Which Law Applies? disciplined. Any Employee to report your concerns and to The Dodd-Frank Wall ethical, don’t do it, don’t tolerate who intentionally submits a it and seek help. If you are cooperate with investigations Street Reform and false report of a violation will into the alleged violations. Consumer Protection Act unsure whether or not to report be disciplined. promotes the financial stability of something, talk to one of the You may choose to remain the U.S., improves accountability Key Contacts. ERIE strives to protect an anonymous when reporting. To and transparency, and protects Employee’s identity when they enable anonymous reporting, consumers from abusive financial report suspected violations of services practices. Dodd-Frank ERIE has established ERIE also provides protection from retaliation for those who report. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 12

…near protection perfect The protection ERIE provides extends beyond the protection our insurance coverages to Customers. We striv e to protect: Employees by providing a safe and healthy work environment free from harassment and discrimination, in which ethical issues and concerns can be reported without fear of retaliation. corporate assets—financial, physical intellectual. company information and private information of our Customers from unnecessary access. Customers from unfair trade practices, and claimants from unfair claim handling practices. our shareholders from fraud, insider trading, stock tipping and other inappropriate practices that would compromise the funds they invest in us. Search Table of Document Contents

Near Company Assets Employees are not permitted to Perfect solicit or distribute on behalf of ERIE’s assets are resources that we other organizations during work protect from misuse, waste, loss, time, in work areas, or by means and neglect. We protect assets in of ERIE’s Computer network. order to protect our shareholders’ We have a responsibility to use and Policyholders’ interests and our company’s assets sensibly and funds they have entrusted to with awareness of our financial ERIE. We also protect our assets obligations to our shareholders Protection in order to maintain adequate and Policyholders. funds to cover expenses, such as paying insurance claims, Employees, independent Agents and suppliers. I am an ERIE Employee, and I Company assets include may have an issue to report. I am money, bank drafts, checks, records and documents, data not sure if it is illegal, but many and information, intellectual Employees in my department property, buildings and are upset by another Employee’s grounds, company vehicles, dishonest behavior. Financial Transparency Asset records are regularly office equipment and furniture, balanced against actual assets Consider our Code. If you ERIE maintains accurate supplies and our computer and variances are investigated perceive any risk, report this to and complete accounts network. Company assets and corrected. your management, a Human and has internal controls are to be used to conduct Resources generalist, the in place to ensure ERIE’s business. Company Records and Documents Compliance Department, any financial statements assets should never be used to ERIE leader, or contact the are timely, honest and ERIE maintains records support a personal business, clearly understandable responsibly throughout their consulting engagement, or for ERIE Ethicsline. when filed or life otherwise cycle, from creation through any personal gain. disclosed to the public. destruction. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 14

Near Intellectual Property Patents are federally granted source, or written permission by someone who has material Perfect Intellectual property is an rights that prevent others from the copyright holder must nonpublic information about the asset that all of us create and from using company products be obtained. company issuing the security. contribute to in our daily work. and processes. ERIE Employees must never use For the most part, these assets Insider Trading material nonpublic information are intangible; we can’t touch Intellectual Property of Others available to them for their own them. Employees must take We use the goods and services We protect our gain, own shareholders or provide financial a “tip” measures to protect four types of others only as permitted and the investing public from a and pass on material nonpublic of intellectual property: through our contracts and type of illegal conduct known information to another person Protection agreements. Third party as “insider trading.” Insider as both practices are a blatant Trademarks and service copyrighted material must trading is the purchase or sale violation of our Code and marks such as our ERIE® be used as indicated by the of a publicly traded security are likely to be in violation of service mark, the cupola logo, and product or service federal and state laws related to brand names. securities trading. I am an ERIE Employee, and I was included on the The violation occurs whether the Copyrights are the rights we have to reproduce, distribute “To” line of an e-mail that was meant for an ERIE officer action is a purchase, sale or trade, and display the written, graphic who shares my last name. It was about an increase in regardless of the and audiovisual works that we Shareholder dividend. Can I tell my brother or sister, who of the transaction. create such as policy forms and is an investment adviser, about this? I’m sure he won’t do marketing materials. anything illegal with the information. Which Law Applies? Trade secrets and Consider our Code. The information in that e-mail is not As a publicly traded company, proprietary information public, and in fact, is restricted to only a few ERIE leaders. Erie Indemnity Company such as underwriting is subject to Securities and Sharing the information with anyone is a Code violation, guidelines, claims handling Exchange Commission (SEC) no matter how you came to have it in your inbox. It may reporting and disclosure requirements. procedures, investment plans, also be illegal. strategic plans, Customer lists, custom software and computer coding designs. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 16

…near service perfect “The ERIE is Above all in SERVICE” was coined by Founder H.O. Hirt. It was his intention that Employees and Agents never put their own interests above those of others, and that the phrase be backed up by our actions. The service ERIE provides extends beyond that which we provide our Customers and claimants. We provide service to each other by acting in a professional way and utilizing the Golden Rule of treating others as we would like to be treated. Our Code seeks to provide clear directives toward achieving integrity. a culture of Integrity is firm adherence to ethical principles and to a stated code or agreed-on set of values. When all Employees follow our Code, we will sustain a culture of integrity where providing service is so natural that any situation where service is not present will be conspicuous and clearly out of place. Search Table of Document Contents

Near Conflicts of Interest Here are examples of situations Perfect that may present a conflict of Employees cannot fully dedicate interest and that you should themselves to providing “near review with your supervisor perfect service” if they are or discuss with one of the engaged in activities Key Contacts listed that in that conflict with their work here at ERIE. section of our Code: Service A conflict can occur Having during a financial the investment work day; however, in a competitor conflict company, can also be a second job, an outside ERIE vendor or supplier, or activity, a financial ERIE Customer. investment or endeavor, or any interest that could influence your Having work a and financial interest in an work-related decisions. independent insurance A conflict agency. of interest may also arise from an Giving, receiving or activity in which your family is accepting gifts from anyone involved, to the extent that it may who your may influence also affect you. decision or judgment on Here are a few examples of work-related matters. situations that represent an unacceptable interest: conflict of There are many acceptable ways value may be appropriate, as long Gifts and Prizes to exchange courtesies: meals as a reasonable person would not Accessing, processing or that are paid for in a business question whether the gift might servicing your own policy or Giving and receiving gifts to context, promotional gifts that influence your judgment claim, or the policy or claim of a or from a third party who does are part of a marketing plan, ERIE Employee acting in the best family member or friend. business with ERIE, seeks to do and special event invitations are interest of the company. However, Working for a competitor while business with ERIE, or competes just a few. Occasionally giving in no situation should cash or you are an ERIE Employee. with ERIE, may constitute a or receiving courtesies of a small cash equivalents such as gift cards conflict of interest. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 21

Near be given or accepted from a third apply more restrictive rules or acceptance of the prize could that they conduct their own Perfect party who does business with other guidelines to apply to their cause a reasonable person to business in a manner that does ERIE, seeks to do business with respective groups. question your judgment, then you not conflict with our ERIE, or competes with ERIE. should decline the prize. company policies. Accepting prizes while If a reasonable observer might conducting business on behalf of ERIE Employees should avoid question the exchange, then your ERIE should be viewed similarly Independent any conduct that would hinder actions may hurt your reputation Service to accepting gifts. Even though Agency System an Agent from complying with and ERIE’s reputation. a prize is “won” rather than its Agency Agreement or the laws Prior to accepting any gift which given, Employees must consider To provide near perfect service, and regulations that govern the has more than a nominal value, the source of the prize and also ERIE sells insurance exclusively Agent’s business relationship you should seek approval from consider the sponsors of the event through independent Agents. with ERIE. your supervisor. Managers may where the prize These is Agents offered. enter into a If your relationship with ERIE when they sign Which Law Applies? State insurance a contract called an department regulations I am an ERIE Employee in an underwriting position, and an “Agency Agreement.” This govern agent licensing Agent has requested that I manually alter a Customer’s policy agreement requires them requirements and agent business premium in our system. I know the current premium rate has to adhere to select ERIE practices. There are a few been approved, and that the rate I am being asked to enter business practices and cases where ERIE must enforce has not been. legal requirements, such as all laws and regulations only allowing Agents who have that apply to them as attended Anti-money Laundering Consider our Code. This may be a violation of several aspects independent Agents. training to sell life insurance of our Code. You will be creating inaccurate financial records ERIE expects a long-term products. by altering entries in a system, creating unfair competition, and relationship with our using rates not approved by an insurance department. It may Agents, and during that also be facilitating the Agent’s breach of its Agency Agreement. relationship, we expect Don’t do it, and report the request to your management, the Compliance Department, the Internal Audit Department, or the ERIE Ethicsline. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 22

Near Fair Competition does not have consent to have Perfect Which Law Applies? the information, then it is a I am an ERIE Employee in ERIE seeks to beat the Four federal laws affect violation of our Code to use it competition by being Above all antitrust issues—Sherman a claims position, and one Act, the Clayton Act, the for any business purpose. in SERVICE, and not by unethical of our independent Agents Robinson-Patnam Act and the or illegal business practices. Federal Trade Commission Act. has asked that I review and The McCarran-Ferguson Act Equal Professional reconsider a recent claims Antitrust and unfair competition Service is important to the insurance Service settlement because it has laws are intended to protect industry, and provides a narrow consumers from corporate negatively impacted that exception from the federal ERIE promotes a concept of practices that might limit the free antitrust laws for the business Agent’s loss ratio. “equal professional service,” market, and restrict consumer of insurance and some specific which means that Customers insurance company practices. Consider our Code. An access to competitive products at and claimants are treated Agent’s loss ratio is not competitive prices. fairly in the marketing, sale, a coverage factor, and Employees must not discuss servicing, underwriting and Competitor Information cannot be a factor in a with competitors topics such as rating of each policy. ERIE fair and equitable claim commissions, prices, products, does not consider any personal ERIE does not permit Employees’ settlement. Do not respond, market allocation or sales plans. or demographic factors that illegal or unethical searching for, and report it to a member it is not legally permitted to collection of or use of information of management or the consider in the business of that belongs to a competitor, Compliance Department. insurance. Each individual their customer, supplier, or insurance risk is evaluated vendor. If information is not and under written on legally publicly available, or if ERIE acceptable criteria for the nature and extent of that risk. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 23

Near Claim Handling Our expectation is that Perfect our claims handlers follow Being Above all in SERVICE is I am an ERIE Employee who handles property damage procedures that are in line with extremely important in how we the coverage that our policy claims. Recent catastrophic storms caused hail damage conduct business. We rely on contracts promise and that, at in our region, and local contractors are struggling to word-of-mouth referrals as one a minimum, we provide service keep up with repairs. My brother has a roofing company form of advertising, and our that complies with statutes, in the next state, and would be happy to travel to do Service excellent reputation for being regulations, and case law. these repairs. Can I refer claimants to my brother’s Above all in SERVICE. company? He still owes me money I invested in his Our true mission is to make company when he was just starting out, and I can hold Which Law Applies? sure the Customer gets the best Virtually every state has laws him to paying me a percentage from these claims. service we can provide and is or regulations addressing taken care of properly. ERIE unfair claim practices or Consider our Code. While efforts to assist claimants settles claims fairly, promptly, unfair and deceptive business with fast settlement of claims are positive, referring practices. Bad faith causes of claimants to your brother’s company could be a and in good faith. action are based on insurers’ conflict of interest. Only the claimant should receive alleged misconduct in processing, investigating or settling claims. a benefit from the claims transaction-not you or your family member. Refer the claimant to the “Emergency Response Contractors List” provided by Corporate Claims, and make sure the claimant knows the choice of a contractor is his or her decision. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 24

Near Social Responsibility tradition of giving by generously workforce, our sales force, and our Our nonpartisan political action Perfect supporting the communities Customer base, and to make sure committees serve as important Providing service extends beyond where they live and work. that all are respected. vehicles that allow our collective service to our Customers, and Employees demonstrate service ERIE also develops partnerships voice to be heard by those in includes service to others in the to others through the Erie with business areas of the government who make decisions communities we service. There Insurance Giving Network, company, field offices, that affect and their us. is an expectation, repeated by assisting disaster victims, respective communities in an Select ERIE Employees in the Law Service often by our founder, that all building homes for the homeless, effort to realize Division the are designated potential to speak representatives of ERIE conduct and participating in numerous business benefits on behalf of of ERIE diversity regarding our and themselves according to “the adopt-a-school programs and inclusion, such as innovation position on pending legislation. Golden Rule,” treating others as food and clothing drives for those and creativity. you would like to be treated. less fortunate. Other ERIE Employees should not speak on behalf of ERIE in Community Outreach Political Activity this regard. Diversity and Inclusion ERIE participates in government Community service is a valued ERIE’s culture fosters, promotes relations and political action Select Employees are invited, part of our culture. Through and celebrates diversity. ERIE work as a way to protect our but not required, to contribute the years, ERIE Employees have strives to maximize the diversity interests and the interests of the funds to ERIE’s political continued Founder H. O. Hirt’s and inclusiveness of our insurance industry. action committees. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 25

…as possible is humanly Because human beings, the businesses they work for, and the Boards that govern them sometimes make mistakes, we have included in our Code clear guidelines on how to respond and report when those human errors are discovered. We also commit to doing everything “humanly possible” to equip our Employees with the information and resources they need to know, understand and behave according to our Code. Search Table of Document Contents

As is Professional Behavior impropriety, or misconduct, this behavior might be hard Professional behavior includes to describe, but we know it Humanly protecting and serving those when we see it. This behavior we work for and those we work may not be clearly illegal, but with. Professional behavior is it is contrary to our purpose, compassionate, empathetic, fair, our culture, and to our Code. respectful, calm, helpful, polite, If an Employee engages in diplomatic and unbiased. unprofessional behavior in person Possible Unprofessional behavior is the or online it is not supportive of opposite. Is it humanly possible? our Code and undermines our Yes. Is it acceptable for ERIE culture of integrity. Employees? No. Sometimes called an I am an ERIE Employee and have been offended by the behavior of another project team member’s supervisor during our biweekly meeting on an important project. The supervisor is always late and then asks the project manager to start the discussion from the beginning. She then checks her smart phone constantly, interrupts others, criticizes members of the team, rolls her eyes, and occasionally makes disrespectful comments about others. What can I do? Consider our Code. An Employee’s obligation to report includes illegal and unethical behavior. While we do not expect a report of every instance of unprofessional behavior, if that behavior can be described as discriminatory or harassing, then it is not in line with our Code and it should be reported. Discuss the matter with your supervisor, or contact your HR Generalist for guidance. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 27

…at the cost lowest possible ERIE’s goal is to provide a competitive price based on our underwriting and cost control discipline. While we can’t guarantee the lowest rates, we can guarantee that our rates will be fair as approved by the states in which we do business. We also require that the information that our Employees provide in order to set or establish those rates is accurate and not misleading. Leaders and Employees are expected to be aware of the importance of incurring and approving only expenditures that add value and support our core values of providing protection and service—this is using company resources responsibly. Expenditures are monitored to ensure that they are appropriate and not excessive. All Employees have a responsibility for honesty and integrity in the reporting of their own expenditures. It is never appropriate to save money and then sacrifice ERIE’s service and reputation, or to save money but risk not meeting ERIE’s legal obligations. Search Table of Document Contents

Message from the Vice President of Compliance Our goal of maintaining a strong The quote of our founder that included in this Code of Conduct culture of integrity can only we selected for when our final page making decisions, and be fulfilled if each includes the of term us “simple. takes “ The to ask for help when the right personal responsibility for doing quote describes our founder’s answer isn’t clear. We should all our jobs legally and ethically. opinion on what it takes to be be proud to work for a company As we go about our day-to-day successful in business. While our where people are committed to activities, we must remember ideals may be simple, our world is doing the right thing. Working that legal and ethical standards complex and constantly changing, together, we can make sure that are an underlying requirement so we can’t plan ahead for every ERIE’s reputation as a company of everything we do. Making the scenario that might involve an with high ethical standards is right decision isn’t always easy ethical dilemma. But we can and obvious in not just our words, but because there may be more than should plan to always consider in our actions. one answer that seems right. our core values and the guidance —Margaret Porter Margaret Porter, Vice President of Compliance Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 29

Where to go For Help Where to go for help You are required to take them initially as a new hire, and on Employee Handbook a recurring schedule, but you ERIE Ethicsline Corporate Mark Guide may take them as many times as you need to. Access the courses Company Vehicle Handbook through the Education links on 866.469.5708 Policies and procedures the company intranet, ERIE web. erieinsurance.alertline.com available on the company Key Contacts—If you are intranet, ERIE web uncertain about the appropriate Online courses—The contact in a given situation, Anonymous Reporting 24/7 OFP99D compliance courses you receive discuss the matter with your notice of are available to you immediate supervisor, ERIE’s for informational purposes. General Counsel or any other ERIE leader. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 30

common “ Simple sense mixed with just plain decency” H.O. Hirt Search Table of Document Contents

Near Equal Opportunity promotion, transfer, assignment, Anti-Harassment Sexual harassment refers to Perfect corrective action, compensation behavior of a sexual nature which ERIE prohibits discrimination or termination. All Employees should enjoy a is unwelcome and personally in our workplace, and employs work environment free from offensive to its qualified people under a any form of harassment. Sexual harassment is a form of policy of nondiscrimination. Which Law Applies? In addition, ERIE does not Employee misconduct which is ERIE does not consider age, Some applicable laws condone and will not permit demeaning to another person and ancestry, citizenship, color, include Title VII of the Civil discriminatory harassment of any Rights Act which prohibits undermines the integrity of the disability, gender identity, Employee based on age, ancestry, employment relationship. practices that discriminate on Protection genetic information, military the basis of race, sex, color, citizenship, color, disability, status, marital status, national religion or national origin. gender identity, marital status, origin, race, religion, sex, sexual The Age Discrimination in national origin, race, religion, sex, Employee Disclosure of orientation or any other class Employment Act (ADEA) prohibits or sexual orientation Criminal Convictions that is protected by federal, state discrimination against employees 40 or older based on age. The Threats, acts of violence or Federal law regulates the or local law while engaging in Americans with Disabilities Act intimidation are prohibited. participation in the insurance employment decisions including (ADA) prohibits discrimination recruitment, hiring, training, against qualified individuals industry of individuals who have with disabilities. been convicted of some types of felony charges. To support ERIE’s compliance with federal I am an ERIE Employee who processes -les of applicants during the recruitment law, Employees must notify process. I saw a post-it note in a -le, where a hiring manager indicated that they were ERIE if they have been convicted not considering a candidate as their age made them “too close to retirement.” I was of a felony. told to= discard the note before closing the-le. Consider our Code. A hiring decision based on age is not only illegal but also a Confidential Information violation of our Code, and may be a violation of ERIE’s Equal Opportunity policy. of Customers Destroying some types of documents can be a violation of ERIE’s Records Retention policy. Before destroying the note, contact an HR Division leader, your HR generalist, We protect the personal the Compliance Department, the Law Division or the ERIE Ethicsline. information that is in our care. The business of insurance, by its Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 17

Near Which Law Applies? nature, requires us to know many The Fair Credit Reporting and billing improvements, information you obtain because details of our Customers that are Act (FCRA) regulates the pricing, rate filings, financial you are an Employee of ERIE Perfect gathering, reviewing and not publicly known. use of consumer information. In condition, reserving changes, should be considered addition, the Gramm-Leach-Bliley forecasts and projections, even if you discontinue working Any nonpublic personally Act (GLBA) is a federal law that geographic expansion plans, for ERIE. identifiable information sets minimum required privacy potential mergers and concerning an individual or his or protections for consumers of acquisitions, marketing and her transaction with us is private, financial institutions. It also Media and Public requires that we send an sales activities, and proprietary secured, and only disclosed Appearances annual notice to our Customers information about our Agents, Protection when permitted. describing what information we Customers, suppliers, vendors ERIE’s business communications There are times it is okay for an collect about them and how and competitors. we may use and disclose it must always be truthful Employee to access and disclose and must reflect our to others. State laws impose Information regarding the details this information. These are additional privacy requirements. uphold our founding purpose, of our business arrangements “permitted disclosures” such as In the unfortunate event that enhance our reputation and our with third parties is also when a Customer or Agent asks private information is subject to brand, and protect company unauthorized use or disclosure, confidential. When in doubt, you to complete a transaction concerning their own personal the state laws on notification and response become relevant information. to our actions. I am an ERIE Employee who negotiates contracts for third party As long as you have verified services. One of our long time vendors is asking me to disclose the Customer’s identity, the transaction is in the scope of the details of a recent “vendor comparison” or comparison Confidential of services offered to us by his company and by one of his your job, and the information is Information of ERIE secure during the transaction, you competitors. are following our Code. Another We protect nonpublic Consider our Code. It is a violation to provide one vendor the permitted disclosure would be company information information of another vendor. Do not share the information, and cooperating with an authorized including, but not limited discuss with your management and the Law Division whether investigation. to: strategic goals or we should discontinue our relationship with the current vendor, plans, technology, policy enhancements, processing based on the unethical request. Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 18

Near confidential information. Safety and Health Only Alcohol and Drugs important role in ensuring that Perfect executive management and the our company’s legacy includes a communications professionals ERIE strives to protect Employees As an insurance company whose minimal environmental impact. in Investor Relations, Media from physical and emotional business is based on providing Eco Erie is one of our strategic Relations, or Government harm by providing a safe and financial protection initiatives. The to goal individuals of Eco Erie Relations are authorized to healthy work environment. and businesses who are at risk of is to make a positive impact on speak on behalf of ERIE. suffering insurable ERIE’s future losses, by implementing we are Buildings and grounds and keenly aware of the harm posed and promoting sustainable company vehicles are maintained by the abuse of alcohol and drugs. actions today. Social Media for security and physical Protection safety. An atmosphere of We are committed to maintaining We educate our Employees Social media use for business professionalism, courtesy and a work environment in which on the steps they can take purposes creates additional mutual respect is maintained for Employees are free from the today for a more sustainable opportunities and risks. emotional well-being. influence of any environment tomorrow. substance that Employees must be aware that all could impair judgment or risk the Threats of violence, and violent communications and actions, in safety of others. Employees must or intimidating words, messages, Which Law Applies? person and online, should reflect comply with company policies acts or harassment of any form Regulations enforced by our Code and company policies. regarding the use or possession of are not tolerated. the Occupational Safety alcohol or illegal drugs. and Health Administration Employees must always be aware Weapons of any nature that can of how conversations, even (OSHA) and the United States cause harm are prohibited as set Department of Labor require those that seem casual, can have forth in the Employee Handbook. Environmental Protection businesses to enforce minimum unintended consequences. standards of safety and to train ERIE protects the environment by employees on practices relevant supporting sustainable actions in to their jobs. the workplace. Employees play an Call ERIE Ethicsline 866.469.5708 or visit erieinsurance.alertline.com Search Table of Anonymous Reporting 24/7 Document Contents 19